UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 18, 2007

DYNABAZAAR, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-29423 (COMMISSION FILE NUMBER)	04-3551937 (I.R.S. EMPLOYER IDENTIFICATION NO.)

888 Seventh Avenue New York, New York 10019 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 974-5730
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The Board of Directors of Dynabazaar, Inc. (the “Company”), including each director independent of the Company and Barington Capital Group, L.P. (“Barington”), approved as of May 18, 2007 an amendment (the “Amendment”) to the services agreement between Barington and the Company dated as of December 17, 2004 (as amended, the “Services Agreement”).  The Amendment provides for the termination of the administrative services provided by Barington on behalf of the Company under the Services Agreement (as well as the termination of the monthly payments made by the Company to Barington for such services) immediately following the closing of the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) entered into as of February 26, 2007 by and among the Company, L Q Corporation, Inc., a Delaware corporation, and LQ Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company.

It is the belief of the Company that, following the closing of the transactions contemplated by the Merger Agreement, the combined entity will have the internal resources necessary to fully perform the administrative services currently being provided to the Company by Barington.  Notwithstanding the termination of the administrative services provided by Barington following the closing of the merger, the Services Agreement would continue to run until December 31, 2007, therefore permitting the Company to continue to have access to legal and financial advisory services from Barington on an “as requested” basis.  There is no requirement under the Services Agreement, however, for the Company to utilize such services of Barington.

Barington is a New York limited partnership whose general partner is a corporation of which James A. Mitarotonda is Chairman, President and Chief Executive Officer.  Mr. Mitarotonda is a member of the Board of Directors and the former President and Chief Executive Officer of the Company.  Sebastian E. Cassetta, the President and Chief Executive Officer of the Company, is a Senior Managing Director and Chief Operating Officer of Barington.  Melvyn Brunt, the Chief Financial Officer of the Company, also currently serves as the Chief Financial Officer of Barington.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2007

                            DYNABAZAAR, INC.

                            By: /s/ Melvyn Brunt
                                       Melvyn Brunt
                                       Chief Financial Officer